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                                                                       EXHIBIT 8
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                                AMENDMENT NO. 3

                       RESTATED STOCKHOLDERS' AGREEMENT
                       --------------------------------


      This AMENDMENT NO. 3, dated as of April 6, 1998, to the RESTATED STOCKHOLDERS' AGREEMENT, dated as of December 23, 1992, (the "Original Agreement" and as amended, the "Amended Agreement"), by and among United Retail Group, Inc., a Delaware corporation (the "Corporation"), and the Stockholders and Centre Capital Investors L.P. ("CCI").

                                  WITNESSETH:
                                  ----------

      WHEREAS, all capitalized terms herein shall have the respective meanings set forth in the Original Agreement;

      WHEREAS, CCI has transferred all the Shares it held;

      WHEREAS, the undersigned stockholders believe it to be in the best interests of the Corporation and its stockholders to reduce the number of Directors from nine to eight during the period from May 21, 1998 through July 31, 1998 (the "Interim Period");

      NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. The Original Agreement shall continue in full force and effect in accordance with its terms, except as expressly amended hereby.

      2. Section 2(c) shall be amended to read in its entirety as follows:

         (c) Subsequent Nominations. Until July 17, 1999, the Stockholders shall, at any time that Directors of the Corporation are to be elected, take such action as may be necessary to nominate or to cause the Board of Directors to nominate and recommend to the Stockholders, as the proposed members of the Board of Directors:

         (i) if Limited at all times prior to May 21, 1998 owns at least 100,000 shares of Common Stock - one Person designated by Limited, two Persons designated by the Incumbent Chairman of the Board and five Public Directors approved by the
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Nominating Committee and the Board of Directors, provided, however, that after
July 31, 1998 the number of Public Directors approved by the Nominating Committee and the Board of Directors shall be six;

         (ii) if at any time Limited owns less than 100,000 shares of Common Stock - two Persons designated by the Incumbent Chairman of the Board and six Public Directors approved by the Nominating Committee and the Board of Directors, provided, however, that after July 31, 1998 the number of Public Directors approved by the Nominating Committee of the Board of Directors shall be seven, provided, however, that in the event the total number of shares of Common Stock held by the Management Investors as a group shall increase to 3,010,000 or more at any time, then so long as (i) the Incumbent Chairman of the Board and his Permitted Transferees at all times after July 31, 1998 own at least 500,000 shares of Common Stock, and (ii) the Management Investors at all times after July 31, 1998 own at least 2,010,000 shares of Common Stock, the Incumbent Chairman of the Board shall designate three Persons, instead of two Persons, to be nominated as proposed members of the Board of Directors, and the Stockholders shall take such action, and shall cause the Directors to take such action, as may be necessary to increase the total membership of the Board from nine to 10 and provided, further, that in the event the total number of shares of Common Stock owned by the Incumbent Chairman and his Permitted Transferees and by the Management Investors, respectively, shall at any time after July 31, 1998 be less than those required by clauses (i) and (ii) of the preceding proviso, the Incumbent Chairman of the Board shall thereafter designate two Persons, instead of three Persons, to be nominated as proposed members of the Board of Directors and the Stockholders shall take such action, and shall cause the Directors to take such action, as may be necessary to decrease the total membership of the board from 10 to nine. In the event Benaroya shall cease to serve as Chairman of the Board, regardless of the circumstances of such cessation, he, or his executor in the event of his death or the committee of his property in the event of his legal incompetence, shall retain the right to designate one Person to be nominated as a proposed member of the Board of Directors and the one other Person who would otherwise have been designated by the Incumbent Chairman of the Board shall be designated instead by the Nominating Committee, provided that, if the Board of Directors then has 10 members, the Stockholders shall take such action and shall cause the Directors to take such action, as may be necessary to decrease the total membership of the Board from 10 to nine, and provided further that, notwithstanding any of the foregoing, after having ceased to serve as Chairman of the Board, Benaroya, or his executor or committee, shall have no right to designate if Benaroya and his Permitted Transferees own less than 100,000 shares of Common Stock at any time, and in such case the Person or Persons who would otherwise have been nominated by the Incumbent Chairman of the Board shall then be designated instead by the Nominating Committee.

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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.


                                   UNITED RETAIL GROUP, INC.

                                   By: /s/ George R. Remeta
                                      ------------------------------
                                   Name:  George R. Remeta
                                   Title:  Vice Chairman

/s/ George R. Remeta                LIMITED DIRECT ASSOCIATES, L.P.,
---------------------
George R. Remeta                   By:  LIMITED DIRECT, INC.,
                                        as general partner


/s/ Bradley Orloff
---------------------
Bradley Orloff                     By: /s/ Kenneth Gilman
                                      ------------------------------
                                   Name:  Kenneth Gilman
                                   Title:  President


/s/ Fredric E. Stern
---------------------
Fredric E. Stern
                                   /s/ Raphael Benaroya
                                   ---------------------------------
                                   Raphael Benaroya

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